                            STOCK PURCHASE AGREEMENT



                                  By and Among



                                  MARK HATTEN,


                    TRIUMPH-CONNECTICUT LIMITED PARTNERSHIP,


            SOLOMON SCHECHTER DAY SCHOOL OF GREATER HARTFORD, INC.,


                                   FSC CORP.,


                  HATTEN COMMUNICATIONS HOLDING COMPANY, INC.


                                      And


                            USN COMMUNICATIONS, INC.





                                January 7, 1998

                               TABLE OF CONTENTS
                               -----------------

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                                   ARTICLE I

                        PURCHASE AND SALE OF SECURITIES

1.1  Transfer of Securities.................................................   1
1.2  Consideration..........................................................   2
1.3  Indemnification Escrow Amount..........................................   3
1.4  The Closing............................................................   3
1.5  Deliveries of the Parties..............................................   4
1.6  Post-Closing Adjustment................................................   7

                                   ARTICLE II

                     REPRESENTATIONS AND WARRANTIES OF THE
                              COMPANY AND SELLERS

2.1  Corporate Organization................................................    8
2.2  Capital Stock.........................................................    9
2.3  Ownership of Stock....................................................    9
2.4  Authorization, Etc....................................................    9
2.5  Financial Statements..................................................   10
2.6  No Approvals or Conflicts.............................................   11
2.7  Compliance with Law; Governmental Authorizations......................   12
2.8  Litigation............................................................   12
2.9  Changes...............................................................   12
2.10 Taxes.................................................................   12
2.11 Employee Benefits.....................................................   14
2.12 Labor Relations.......................................................   15
2.13 Contracts and Leases..................................................   16
2.14 Environmental Matters.................................................   16
2.15 Title to Assets and Leases............................................   16
2.16 Numbers of Customers and Units........................................   17
2.17 Intellectual Property.................................................   17
2.18 Insurance.............................................................   17
2.19 Affiliated Transactions...............................................   18
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2.20  No Brokers' or Other Fees............................................   18

                                  ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF BUYER

3.1  Organization..........................................................   18
3.2  Authorization, Etc....................................................   18
3.3  No Approvals or Conflicts.............................................   19
3.4  Periodic Reports......................................................   19
3.5  No Distribution.......................................................   20
3.6  Compliance with Law; Governmental Authorizations......................   20
3.7  Buyer's Registration Statement........................................   20
3.8  No Brokers' or Other Fees.............................................   21

                                   ARTICLE IV

                     CONDITIONS TO EACH PARTY'S OBLIGATIONS

4.1  Regulatory Consents...................................................   21
4.2  Injunctions...........................................................   21
4.3  Transfer of Whitecap and CMI Assets...................................   21
4.4  Indemnification Escrow Agreement......................................   21

                                   ARTICLE V

                       CONDITIONS TO SELLERS' OBLIGATIONS

5.1  Representations and Warranties........................................   22
5.2  Performance...........................................................   22
5.3  Officer's Certificate.................................................   22
5.4  Closing Deliveries....................................................   22
5.5  Opinion of Counsel....................................................   22
5.6  Deposit Escrow Amount.................................................   22
5.7  Consents..............................................................   23
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                                       ii
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                                   ARTICLE VI

                       CONDITIONS TO BUYER'S OBLIGATIONS
6.1   Representations and Warranties........................................  23
6.2   Performance...........................................................  23
6.3   Officer's Certificate.................................................  23
6.4   Closing Deliveries....................................................  23
6.5   Opinion of Counsel....................................................  23
6.6   Consents..............................................................  24
6.7   Resignations..........................................................  24
6.8   Noncompetition Agreements.............................................  24
6.9   Employment Agreements.................................................  24
6.10  Financing.............................................................  24

                                  ARTICLE VII

                            COVENANTS AND AGREEMENTS

7.1   Conduct of Business...................................................  24
7.2   Access to Books and Records...........................................  26
7.3   Approvals and Consents................................................  27
7.4   Further Assurances....................................................  28
7.5   Confidentiality Agreement.............................................  28
7.6   Tax Matters...........................................................  28
7.7   Schedule of Employees.................................................  31
7.8   Supplements to Disclosure Schedule....................................  31
7.9   Covenant to Satisfy Conditions........................................  31
7.10  Financing.............................................................  31
7.11  Affiliated Transactions...............................................  32
7.12  Financial Statements and Reports......................................  32
7.13  Transfer of Whitecap and CMI Assets...................................  32
7.14  Disclosure............................................................  33
7.15  No Solicitation.......................................................  33
7.16  Delivery of Disclosure Schedule.......................................  34
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                                      iii
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                                 ARTICLE VIII

                                  TERMINATION
8.1  Termination...........................................................   35
8.2  Effect of Termination.................................................   35

                                   ARTICLE IX

                                INDEMNIFICATION

9.1  Indemnification by Sellers............................................   36
9.2  Indemnification by Buyer..............................................   37
9.3  Notification of Claims................................................   38

                                   ARTICLE X

                                 MISCELLANEOUS

 10.1  Termination of Representations and Warranties, Etc..................   39
 10.2  Fees and Expenses...................................................   39
 10.3  Governing Law.......................................................   40
 10.4  Amendment...........................................................   40
 10.5  No Assignment.......................................................   40
 10.6  Waiver..............................................................   40
 10.7  Notices.............................................................   40
 10.8  Complete Agreement..................................................   42
 10.9  Counterparts........................................................   43
 10.10 Publicity...........................................................   43
 10.11 Headings............................................................   43
 10.12 Severability........................................................   43
 10.13 Time of the Essence.................................................   43
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                                       iv
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                                   EXHIBITS

Sellers' Holdings and Purchase Price Share...........................  Exhibit A
Form of Deposit Escrow Agreement.....................................  Exhibit B
Form of Indemnification Escrow Agreement.............................  Exhibit C
Form of Noncompetition Agreement.....................................  Exhibit D
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                                       v

                            STOCK PURCHASE AGREEMENT
                            ------------------------

          This STOCK PURCHASE AGREEMENT ("Agreement") is made and entered into as of January 7, 1998, by and among Mark Hatten, Triumph- Connecticut Limited Partnership, a Connecticut limited partnership, Solomon Schechter Day School of Greater Hartford, Inc., a not-for-profit educational institution ("SSDS"), FSC Corp., a Massachusetts corporation (collectively, "Sellers"), Hatten Communications Holding Company, Inc., a Connecticut corporation (the "Company"), and USN Communications, Inc., a Delaware corporation ("Buyer").

          WHEREAS, the Company has a capitalization consisting of 71,650 authorized shares of Class A Common Stock, $.01 par value per share (the "Class A Common Stock"), of which 71,650 shares are issued and outstanding; 33,350 shares of Class B Common Stock, $.01 par value per share (the "Class B Common Stock" and, together with the Class A Common Stock, the "Common Stock"), of which no shares are issued and outstanding; warrants (the "Warrants") to purchase 28,350 shares of Class B Common Stock (the "Warrant Shares"); and 7,000 shares of Series A Cumulative Redeemable Preferred Stock, $.01 par value per share (the "Preferred Stock"), of which 7,000 shares are issued and outstanding, all of which Common Stock, Warrants, Warrant Shares, if applicable, and Preferred Stock (collectively, the "Securities") are owned as of the date of this Agreement by Sellers in the respective amounts set forth opposite each Seller's name on Exhibit A hereto; and

          WHEREAS, Sellers desire to sell the Securities to Buyer, and Buyer desires to purchase the Securities from Sellers.

          NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained in this Agreement, Sellers and Buyer agree as follows:

                                   ARTICLE I

                        PURCHASE AND SALE OF SECURITIES

          1.1 Transfer of Securities. On the Closing Date (as defined herein) and subject to the terms and conditions set forth in this Agreement, Sellers will sell, assign, transfer and deliver to Buyer the Securities (other than the shares of Preferred Stock, it being understood that such shares of Preferred Stock will be redeemed by the Company simultaneously with the Closing (as defined herein)), in each case free and clear of all options, pledges, security interests, liens, charges or other encum brances or restrictions on transfer ("Encumbrances") of any kind whatsoever, other than the restrictions imposed by federal and state securities laws.

          1.2 Consideration. (a) On the Closing Date and subject to the terms and conditions set forth in this Agreement, in reliance on the representations, warranties, covenants and agreements of the parties contained herein and in consideration of the sale, assignment, transfer and delivery of the Securities (other than the shares of Preferred Stock), Buyer will pay to Sellers $68,000,000, less (i) the amount of the Company's and Included Subsidiaries' (as defined herein) outstanding indebtedness for borrowed money under the Second Amended and Restated Master Credit Agreement, by and among the Company and its Subsidiaries, BankBoston, N.A. and State Street Bank, dated May 23, 1997, the Amended and Restated Subordinated Promissory Note payable to Charles Hatten, dated January 30, 1997 and all replacements to the aforementioned indebtedness and all additions to outstanding indebtedness for borrowed money, other than outstanding indebtedness incurred in respect of the advertising and marketing expenses referred to in Section 7.1(b)(iv) and in respect of the capital expenditures referred to in Section 7.1(b)(vii) of the Disclosure Schedule (as defined herein) (the "Closing Indebtedness"), at Closing (as defined herein),
(ii) the total obligations of the Company for redemption of the Preferred Stock (the "Preferred Stock Redemption Price") at Closing, (iii) if applicable, the amount of the Deposit Escrow Amount (as defined herein), (iv) the aggregate amount of the obligations referred to in Section 2.11(d) hereof, (v) the Indemnification Escrow Amount (as defined herein), payable as set forth in
Section 1.2(b) herein and (vi) the amount of the NOL Shortfall (as defined in the immediately following sentence), if any (the "Purchase Price"). For purposes of this Section 1.2(a), "NOL Shortfall" shall mean the amount by which the NOLs (as defined herein) of the Company are not sufficient in amount to offset and currently reduce to zero any Transfer Income or Gain (as defined in Section 2.10 hereof). The pro rata share of the Purchase Price and, if applicable, the Deposit Escrow Amount payable to each Seller shall be as set forth on Exhibit A hereto.

          (b) On the Closing Date and subject to the terms and conditions set forth in this Agreement, the Purchase Price and, if applicable, the Deposit Escrow Amount shall be payable to Sellers as follows:

               (i) a cash payment of immediately available funds in an amount equal to the Purchase Price; and

               (ii) if applicable, the release to Sellers from escrow of $2,500,000 (the "Deposit Escrow Amount"), pursuant to the terms and conditions of an escrow agreement to be entered into by Sellers, Buyer and the escrow agent thereunder substantially in the form set forth in Exhibit B hereto (the "Deposit Escrow Agreement").


          (c) On the Closing Date and subject to the terms and conditions set forth in this Agreement, the Preferred Stock Redemption Price shall be payable by the Company to the holders of the Preferred Stock, as set forth on Exhibit A hereto, by wire transfer of immediately available funds.

          1.3 Indemnification Escrow Amount. On the Closing Date and subject to the terms and conditions set forth in this Agreement, $5 million in immediately available funds (the "Indemnification Escrow Amount") shall be deposited into an escrow account (the "Indemnification Escrow Account") pursuant to the terms of an escrow agreement substantially in the form set forth in Exhibit C hereto (the "Indemnification Escrow Agreement") for the purpose of partially securing the obligations of Sellers pursuant to Sections 9.1(a)(ii), 9.1(b) and 9.1(c) hereto. Sellers shall have until 5:00 p.m., New York time, on January 21, 1998 (the "Notification Time") to notify Buyer of Sellers' election to deposit into the Indemnification Escrow Account on the Closing Date, in lieu of $5 million in immediately available funds, a $5 million letter of credit in form and substance reasonably satisfactory to Buyer issued by a bank reasonably satisfactory to Buyer to secure the obligations of Sellers described in the immediately preceding sentence, in which case Buyer and Sellers shall negotiate in good faith such changes to the form of Indemnification Escrow Agreement as are necessary to give effect to such election. In such event, Sellers shall be required, if necessary, to renew from time to time such letter of credit during the term of the Indemnification Escrow Agreement, as such term may be extended to take into account claims existing on July 31, 1999. In the event that Sellers do not so notify Buyer on or prior to the Notification Time, the Indemnification Escrow Account shall be funded with $5 million in immediately available funds.

          1.4 The Closing. The closing (the "Closing") of the transactions contemplated in this Agreement shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York at 10:00 a.m. local time, on the second business day following the date on which all of the conditions set forth in Article IV, Article V and Article VI hereof shall have been satisfied or waived, or at such other place and time as may be agreed upon in writing by Sellers and Buyer (the "Closing Date").

          1.5  Deliveries of the Parties.

          (a) Deliveries of Sellers. At or prior to the Closing, Sellers shall deliver or cause to be delivered to Buyer the following:

               (i) certificates evidencing the shares of Common Stock, which certificates shall be properly endorsed for transfer or accompanied by duly executed stock powers, in either case executed in blank or in favor of Buyer or its nominee as Buyer may have directed prior to the Closing Date, and otherwise in a form acceptable for transfer on the books of the Company;

               (ii)  certificates evidencing the shares of Preferred Stock;

               (iii) certificates evidencing the Warrants, if applicable, which certificates shall be properly endorsed for transfer in favor of Buyer or its nominee as Buyer may have directed prior to the Closing Date, and otherwise in a form acceptable for transfer on the books of the Company;

               (iv)  certificates or instruments evidencing the Warrant
     Shares, if applicable, which certificates shall be properly endorsed for transfer or accompanied by duly executed stock powers, in either case executed in blank or in favor of Buyer or its nominee as Buyer may have directed prior to the Closing Date, and otherwise in a form acceptable for transfer on the books of the Company;

               (v) evidence reasonably satisfactory to Buyer of each of the Closing Indebtedness and the Preferred Stock Redemption Price;

               (vi) a copy of the charter of each of the Company and the Included Subsidiaries (as defined herein), certified as of a date within 30 days of the Closing Date by the Secretary of State of the State of Connecticut, and certified by the respective corpo-rate secretary as to the absence of any amendments to such charter between the date of such certification by the Secretary of State of the State of Connecticut and the Closing Date;

               (vii) a good standing certificate for each of the Company and the Included Subsidiaries, certified as of a date within ten days of the Closing Date by the Secretary of State of the State of Connecticut;

               (viii) a certificate of the corporate secretary of the Company attaching thereto true and correct copies of the bylaws of each of the Company and the Included Subsidiaries and the resolutions of the Board of Directors of the Company authorizing this Agreement and the consummation of the transactions contemplated hereby;

               (ix)  the Sellers' certificate required by Section 6.3 hereof;

               (x) all books and records of the Company, including its minute book, seal, stock ledger book and all financial and tax records and information;

               (xi) all licenses, permits, orders, consents, approvals, registrations, authorizations, qualifications, filings and waivers required to be obtained and delivered by Sellers pursuant to Section 6.6 hereof;

               (xii)  the opinions of counsel for Sellers required by Section
     6.5 hereof;

               (xiii) the resignations of the members of the Board of Directors of the Company and those officers of the Company designated by Buyer as required by Section 6.7 hereof;

               (xiv) the Noncompetition Agreements required by Section 6.8 hereof;

               (xv)  the employment agreements required by Section 6.9 hereof;
     and

               (xvi) all other previously undelivered documents required to be delivered by Sellers or the Company to Buyer at or prior to the Closing Date in connection with the transactions contemplated hereby as required hereunder.

          (b) Deliveries by Buyer. At or prior to the Closing, Buyer shall deliver or cause to be delivered to Sellers the following:

               (i) the Purchase Price by wire transfer of immediately available funds to an account or accounts designated by Sellers;

               (ii) if applicable, the Deposit Escrow Amount by release of $2,500,000 of such funds pursuant to the terms of the Deposit Escrow Agreement;

               (iii)  the Preferred Stock Redemption Price;

               (iv) a copy of the charter of Buyer certified as of a date within 30 days of the Closing Date by the Secretary of State of the State of Delaware, and certified by the corporate secretary of Buyer as to the absence of any amendments to such charter between the date of certification by the Secretary of State of the State of Delaware and the Closing Date;

               (v) a certificate from the Secretary of State of the State of Delaware as to the good standing of Buyer in Delaware, certified as of a date within ten days of the Closing Date;

               (vi) a certificate of the corporate secretary of Buyer attaching thereto a true and correct copy of the bylaws of Buyer and the resolutions of the Board of Directors of Buyer authorizing this Agreement and the consummation of the transactions contemplated hereby;

               (vii)  the Buyer's certificate required by Section 5.3 hereof;

               (viii) the opinion of counsel for Buyer required by Section 5.5 hereof; and

               (ix) all other previously undelivered documents required to be delivered by Buyer to Seller at or prior to the Closing Date in connection with the transactions contemplated hereby as required hereunder.

          1.6 Post-Closing Adjustment. Buyer shall prepare and present not later than 45 days after the Closing a special purpose statement (the "Special Purpose Statement") which shall set forth Buyer's true and correct determination as of the Special Purpose Statement date of the Closing Indebtedness. To the extent that the Closing Indebtedness as reflected in the Special Purpose Statement is greater than the amount of the Closing Indebtedness pursuant to which the Purchase Price was calculated at Closing, then such difference shall be refunded to Buyer by Sellers pro rata in accordance with Exhibit A hereto in immediately available funds within two business days after completion of the dispute resolution process set forth in this Section 1.6 below.

          The Special Purpose Statement shall be certified by the Company as being prepared on a basis consistent with that of the balance sheets contained in the financial statements referred to in Section 2.5 hereof. In the event that Sellers shall make a preliminary determination that the Special Purpose Statement has not been prepared in accordance with the previous sentence, Sellers shall have ten business days after receipt of such statement to notify Buyer in writing thereof. In the event that Sellers do not object to the Special Purpose Statement within such ten business day period, Sellers shall be deemed to have accepted it and no challenge to the Special Purpose Statement shall be recognized. In the event of a disagreement, the parties shall then have 15 business days to resolve the matter. If the matter cannot be resolved in this manner during the 15 business day period, the parties shall submit within five business days after such 15 business day period the matter to an independent accounting firm mutually satisfactory to the parties (the "Auditor"). The Auditor shall have 30 business days to audit the Special
Purpose Statement.   The audit will be performed using generally accepted
auditing standards and will address whether the information contained in the Special Purpose Statement presents fairly, in all material respects, the Closing Indebtedness as of the Closing Date in accordance with generally accepted accounting principles on a basis consistent with that of the balance sheets contained in the financial statements referred to in Section 2.5 hereof. The costs of retaining the Auditor, including their reasonable out-of-pocket expenses

(collectively, the "Accounting Costs"), in connection with the procedures set forth in this Section 1.6 shall be shared equally by Sellers, on the one hand, and Buyer, on the other.

                                  ARTICLE II

                     REPRESENTATIONS AND WARRANTIES OF THE
                              COMPANY AND SELLERS

          The Company and Sellers, jointly and severally, represent and warrant to Buyer as follows:

          2.1 Corporate Organization. The Company is duly organized, validly existing and in good standing under the laws of the State of Connecticut and has full corporate power and authority to own and operate its properties and assets and to carry on its business as it is now being conducted. The Company is duly qualified or licensed to do business as a foreign corporation in good standing in the jurisdictions in which the ownership of property or the conduct of its business requires such qualification, except jurisdictions in which the failure to be so qualified would not, individually or in the aggregate, have a material adverse effect on the business, operations, assets, liabilities or financial condition of the Company and the Included Subsidiaries, taken as a whole, or on the ability of the Company and Sellers to consummate the transactions contemplated hereby (hereinafter referred to as a "Material Adverse Effect"). Sellers have previously delivered to Buyer complete and correct copies of the charter and all amendments thereto and the bylaws as presently in effect of each of the Company and the Subsidiaries. The Company owns all of the issued and outstanding capital stock of Connecticut Telephone and Communications Systems, Inc. ("CTCSI"), Connecticut Mobilecom, Inc. ("CMI"), US East Telecommunications of Massachusetts, Inc. and US East Telecommunications of Rhode Island, Inc. (the "Included Subsidiaries") and, as of the date of this Agreement, Whitecap Technologies, Inc. ("Whitecap" and, together with the Included Subsidiaries, the "Subsidiaries"). Each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has full corporate power and authority to own and operate its properties and assets and to carry on its business as it is now being conducted. Except as set forth in Section 2.1 of the Disclosure Schedule relating to this Agreement (the "Disclosure Schedule"), the Company does not own, directly or indirectly, any capital stock or other equity securities of any corporation or have any direct or indirect equity or ownership interest in any partnership, joint venture or other business.

          2.2 Capital Stock. The authorized capital stock of the Company consists of 71,650 shares of Class A Common Stock, of which 71,650 shares are issued and outstanding; 33,350 shares of Class B Common Stock, of which no shares are issued and outstanding; and 7,000 shares of Preferred Stock, of which 7,000 shares are issued and outstanding. Other than the Warrants and except as set forth in Section 2.2 of the Disclosure Schedule as of the date of this Agreement only (it being understood that any existing as of the date of this Agreement will be extinguished on or prior to Closing), there are no subscriptions, options, warrants, calls, rights, contracts, commitments, understandings, restrictions or arrangements relating to the issuance, sale or transfer by Sellers, the Company or any of the Subsidiaries of any shares of such capital stock, including any rights of conversion or exchange under any outstanding securities or other instruments. All outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. All of the issued and outstanding shares of each Included Subsidiary and, as of the date of this Agreement, of Whitecap, are owned by the Company, free and clear of all Encumbrances of any kind whatsoever (except as set forth in Section 2.2 of the Disclosure Schedule as of the date of this Agreement only (it being understood that any existing as of the date of this Agreement will be extinguished on or prior to Closing)), other than the restrictions imposed by the federal and state securities laws, and all such shares have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. The Preferred Stock is redeemable at the option of the Company and will be redeemed on the Closing Date. The CMI Assets (as defined in Section 7.13 hereof) constitute all of the assets of or related to Smartlink Development, L.P. and Smartlink, Inc. held by the Company and the Included Subsidiaries.

          2.3 Ownership of Stock. The Securities are owned by Sellers (as more specifically set forth in Exhibit A hereto), free and clear of all Encumbrances of any kind whatsoever, other than the restrictions imposed by federal and state securities laws. Upon the consummation of the transactions contemplated hereby, Buyer will acquire title to the Securities (other than the shares of Preferred Stock, which will be redeemed by the Company), free and clear of all Encumbrances of any kind whatsoever, other than the restrictions imposed by federal and state securities laws.

          2.4 Authorization, Etc. Each Seller has full power, authority and capacity, and the Company has full corporate power and authority, to execute and deliver this Agreement, the Indemnification Escrow Agreement and, if applicable, the Deposit Escrow Agreement and to carry out the transactions contemplated hereby and thereby. The Board of Directors of the Company has duly approved and authorized the execution and delivery of this Agreement, the Indemnification Escrow Agreement and, if applicable, the Deposit Escrow Agreement and the consummation of the transactions contemplated hereby and thereby, and no other proceedings, corporate or other, on the part of Sellers or the Company are necessary to approve and authorize the execution and delivery of this Agreement, the Indemnification Escrow Agreement and, if applicable, the Deposit Escrow Agreement by Sellers and the Company and the consummation by Sellers and the Company of the transactions contemplated hereby and thereby. This Agreement and the Indemnification Escrow Agreement constitute, and, if applicable, the Deposit Escrow Agreement will constitute, valid and binding agreements of each of Sellers and the Company enforceable against Sellers and the Company in accordance with their respective terms, except that the enforcement hereof and thereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

          2.5 Financial Statements. The audited consolidated financial statements of the Company for the year ended April 30, 1997, and the unaudited consolidated financial statements of the Company for the six months ended October 31, 1997 are set forth in Section 2.5(a) of the Disclosure Schedule. Such financial statements are referred to herein as the "Financial Statements." The Financial Statements have been prepared in accordance with generally accepted accounting principles consistently applied and, subject, in the case of the six month consolidated financial statements, to normal year-end adjustments, fairly present in all material respects the financial condition of the Company and the consolidated results of operations of the Company for the periods indicated, except as set forth in the notes thereto. Except as disclosed in the Financial Statements or in Section 2.5(a) of the Disclosure Schedule, neither the Company nor the Subsidiaries have any liabilities or obligations, whether accrued, absolute, contingent or otherwise, which (i) would be required to be disclosed on a financial statement prepared in conformity with generally accepted accounting principles or (ii) are material to the consolidated business or operations of the Company and the Included Subsidiaries (the "Business"), except for obligations incurred or paid in connection with transactions since October 31, 1997 by the Company and the Subsidiaries in the ordinary course of business consistent with past practice, and except for routine, ongoing compliance obligations under statutes, regulations and ordinances of general applicability to the Business and liabilities and obligations under this Agreement and the agreements contemplated hereby. Set forth in Section 2.5(b) of the Disclosure Schedule is a description of each outstanding indebtedness for borrowed money of each of the Company and any Subsidiary as of the date of this Agreement.

          2.6 No Approvals or Conflicts. Except as set forth in Section 2.6 of the Disclosure Schedule, neither the execution and delivery by Sellers and the Company of this Agreement, the Indemnification Escrow Agreement and, if applicable, the Deposit Escrow Agreement nor the consummation by Sellers and the Company of the transactions contemplated hereby and thereby will (i) violate, conflict with or result in a breach of any provision of the charter or bylaws of any of the Company and the Subsidiaries, (ii) conflict with or result in a breach of any provision of, or constitute a default under, or result in the termination or cancellation of, or accelerate the performance required by, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties of any of the Company and the Subsidiaries or upon any Seller's interest in the Securities under, any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, lease, contract, agreement or other instrument or commitment or obligation to which any Seller or any of the Company and the Subsidiaries or any of their respective properties may be bound or affected, (iii) violate any order, writ, injunction, decree, judgment, ruling, law, rule or regulation of any court or governmental authority, domestic or foreign, applicable to any Seller or any of the Company and the Subsidiaries or any of their respective properties, or (iv) except for applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and approvals of the Federal Communications Commission (the "FCC") and the Connecticut Department of Public Utility Control (the "PUC"), require any consent, approval or authorization of, or notice to, or declaration, filing or registration with, any governmental or regulatory authority or other third party in connection with the execution, delivery and performance of this Agreement by any Seller or the Company or to enable the Company and the Included Subsidiaries to continue fully to conduct the Business after the Closing Date in a manner which is in all material respects consistent with that in which it is presently conducted, which, in the case of clauses
(ii), (iii) and (iv) above, would, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect. The Company has received from Southern New England Telephone Company ("SNET") a waiver of any and all rights SNET and its affiliates may have with respect to the transactions contemplated by this Agreement. A true and correct copy of the aforementioned waiver has been delivered to Buyer.

          2.7 Compliance with Law; Governmental Authorizations. Neither the Company nor any of the Subsidiaries is in violation of any applicable law, statute, order, rule or regulation (including those relating to the protection of the environment) promulgated or judgment entered by any federal, state, local or United States court or governmental authority relating to or affecting the operation, conduct or ownership of any property or business of any of the Company and the Subsidiaries which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. Except as set forth in
Section 2.7 of the Disclosure Schedule, the licenses, permits and other governmental authorizations held by the Company and the Subsidiaries are valid and sufficient for the conduct of the Business as currently conducted.

          2.8 Litigation. Except as otherwise set forth in Section 2.8 of the Disclosure Schedule, there are no claims, actions, proceedings or investigations pending or, to the best knowledge of Sellers and the Company, threatened against the Company or any of the Subsidiaries before any court or governmental or regulatory authority or body which, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect. Neither the Company, the Subsidiaries nor any of their respective properties is subject to any order, judgment, injunction or decree which, individually or in the aggregate, would be likely to have a Material Adverse Effect.

          2.9  Changes. Since October 31, 1997, except as otherwise disclosed in
Section 2.9 of the Disclosure Schedule:

          (a) the Business has been conducted only in the ordinary course and consistent with past practice in all material respects;

          (b) neither the Company nor any of the Subsidiaries has suffered any Material Adverse Effect; and

          (c) the Company has not taken any action which would require the consent of Buyer under Section 7.1(b) had such action been taken by the Company after the date hereof.

          2.10 Taxes. (a) The Company, or an affiliate or other representative of the Company on its behalf, has (i) duly filed with the appropriate Federal, state, local and foreign taxing authorities all material Tax Returns (as defined below) required to be filed by or with respect to the Company and the Subsidiaries, and (ii) paid or made provision for in the Financial Statements all Taxes (as defined below) due and required to be paid by the Company and the Subsidiaries regardless of whether shown as being owed on such required Tax Returns. The Company is the common parent of an affiliated group of corporations that includes each Subsidiary (the "Tax Group"), and no member of the Tax Group is or was at any time a member of any other consolidated, combined or unitary group. Except as set forth in Section 2.10 of the Disclosure Schedule, as of the date of this Agreement, (i) neither Sellers, the Company, any Subsidiary nor any affiliate or, to the Company's knowledge, other representative of the Company has received any written notice of deficiency or assessment from any Federal, state, local or foreign taxing authority with respect to liabilities for Taxes of any member of the Tax Group which have not been paid or finally settled and any such deficiency or assessment disclosed in Section 2.10 of the Disclosure Schedule is being contested in good faith through appropriate proceedings; (ii) no audit of any Tax Return concerning any member of the Tax Group is pending, being conducted, or, to the knowledge of the Company and the Sellers, threatened to be instituted by a Tax authority; (iii) no extension of the statute of limitations on the assessment of any Taxes has been granted to any member of the Tax Group or is currently in effect with respect to any member of the Tax Group; (iv) no consent under Section 341(f) of the Internal Revenue Code of 1986, as amended (the "Code"), has been filed with respect to any member of the Tax Group; (v) neither the Company nor any Subsidiary is a party to any agreement or arrangement that would result, separately or in the aggregate, in the actual or deemed payment by the Company or any Subsidiary of any "excess parachute Payments" within the meaning of Section 280G of the Code that is not exempted from the provisions of Section 280G(a) of the Code; (vi) except with respect to Smartlink Development Limited Partnership, neither the Company nor any Subsidiary has been at any time a member of any partnership or joint venture or the holder of a beneficial interest in any trust for any period for which the statute of limitations for any Tax has not expired; (vii) the Company has not been a United States real property holding corporation within the meaning of
Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; (viii) neither the Company nor any Subsidiary is doing business in or engaged in a trade or business in any jurisdiction in which it has not filed all required income or franchise Tax Returns; (ix) all Taxes required to be withheld, collected or deposited by or with respect to the Company or the Subsidiaries have been timely withheld, collected or deposited, as the case may be, and, to the extent required, have been paid to the relevant taxing authority; (x) no power of attorney that is currently in force has been granted with respect to any matter relating to Taxes that could materially affect the Tax liability of the Company or the Subsidiaries; (xi) neither the Company nor any Subsidiary is a party to any written or unwritten tax sharing agreement or Indemnity agreement or agreement executed or agreed to on or prior to the date of this Agreement; and (xii) the Company and the Subsidiaries have no liability for the Taxes of any person other than the members of the Tax Group under Treasury regulation section 1.1502-6 (or any similar provision of state, local or foreign law). Section 2.10 of the Disclosure Schedule sets forth the true and correct amount of net operating losses ("NOLs") of the Company in all material respects as of September 30, 1997. The NOLs will be available under applicable law and, except as set forth in Section 2.10 of the Disclosure Schedule, will be sufficient in amount to offset and currently reduce to zero any income or gain (the "Transfer Income or Gain") recognized by the Company or any Subsidiary for federal, state or local tax purposes (exclusive of the alternative minimum tax) by reason of the transfer prior to Closing of the capital stock of Whitecap and the CMI Assets (as defined in Section 7.13 hereof), as contemplated by Section 7.13 hereof.

          (b) For purposes of this Agreement, "Taxes" shall mean all taxes, charges, fees, levies, penalties or other assessments imposed by any United States Federal, state, local or foreign taxing authority, including, but not limited to, income, gross receipts, service, leasing, occupation, excise, property, sales and use, transfer, gains, franchise, payroll, withholding, social security or other taxes, including any interest, penalties or additions attributable thereto.

          (c) For purposes of this Agreement, "Tax Return" shall mean any return, amended return, report, information return or other document (including any related or supporting information) filed or required to be filed with any taxing authority with respect to Taxes.

          2.11 Employee Benefits. (a) Section 2.11(a) of the Disclosure Schedule sets forth a true and complete list of each employee benefit or compensation plan, program and contract, including, but not limited to, any employee benefit plan within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and any multiemployer plan within the meaning of Section 3(37) of ERISA, to which the Company or any Subsidiary is a party, under which any employee or former employee of the Company or any Subsidiary has any present or future right to benefits, with respect to which the Company or any Subsidiary could incur liability under ERISA or the Code that is maintained for employees or former employees of the Company or any Subsidiary and to which the Company or any Subsidiary or any trade or business, whether or not incorporated, that together with the Company or any Subsidiary would be deemed a "single employer" within the meaning of Section 4001(b) of ERISA (an "ERISA Affiliate"), is obligated to contribute (the "Plans"). Each Plan has been maintained in substantial compliance with all applicable laws and has been operated in all material respects in compliance with its terms. Except as set forth in Section 2.11(a) of the Disclosure Schedule, (i) no Plan has an accumulated or waived funding deficiency within the meaning of Section 412 of the Code, and (ii) no proceedings have been instituted to terminate any Plan that is subject to Title IV of ERISA. Any Plan intended to be "qualified" (within the meaning of Section 401(a) of the Code) either (x) has received a favorable Determination Letter from the Internal Revenue Service and, to the knowledge of Sellers and the Company, no event has occurred nor condition exists which could reasonably be expected to result in the revocation of such Determination Letter, or (y) is the subject of an application for such a Determination Letter.

          (b) No event has occurred which would subject the Company or any Subsidiary to any material liability under the terms of any Plan (including solely for this purpose, any Plan maintained by any ERISA Affiliate of the Company) under ERISA, the Code or any other applicable law.

          (c) Section 2.11(c) of the Disclosure Schedule contains a summary of each employment, severance, termination or similar agreement entered into by the Company and/or any of the Included Subsidiaries that is in effect on the date hereof.

          (d) Except as set forth in Section 2.11(d) of the Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or officer of the Company or any of the Subsidiaries to severance pay, unemployment compensation or any other payment or (ii) accelerate the time of payment or vesting or increase the amount of compensation due any such employee or officer.

          2.12 Labor Relations. Except as set forth in Section 2.12 of the Disclosure Schedule, neither the Company nor any of the Subsidiaries is a party to any collective bargaining agreement, labor contract or letter of understanding with a union or labor organization applicable to employees of the Company or any of the Subsidiaries, nor are any of their employees represented by any other union or labor organization. Except as set forth in Section 2.12 of the Disclosure Schedule, (i) each of the Company and the Subsidiaries is in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours,
(ii) neither the Company nor any of the Subsidiaries is engaged in any unfair labor practice which, individually or in the aggregate, has had or is reasonably expected to have a Material Adverse Effect, and (iii) there is no labor strike, material slowdown or stoppage or material labor dispute actually pending or, to the knowledge of the Company, threatened against the Company.

          2.13  Contracts and Leases.  Section 2.13(a) of the Disclosure
Schedule identifies each of the material contracts, leases, agreements and understandings to which any of the Company and the Subsidiaries is a party or by which any of their respective assets or operations may be bound, other than customer contracts (a "Material Contract"). Section 2.14(b) of the Disclosure Schedule contains the form or forms of customer contract presently in use by the Company and/or any of its Subsidiaries (the "Customer Contracts"). Except as otherwise disclosed in Section 2.13(c) of the Disclosure Schedule, each Material Contract and Customer Contract is in full force and effect, except where the failure to be in full force and effect would not, individually or in the aggregate, have a Material Adverse Effect. There are no existing defaults by any of the Company and the Subsidiaries under any Material Contract, which defaults would, individually or in the aggregate, result in a Material Adverse Effect.

          2.14 Environmental Matters. Except as set forth in Section 2.14 of the Disclosure Schedule or except as failure of the following to be true and correct would not, individually or in the aggregate, have a Material Adverse Effect, none of the Sellers, the Company nor any of the Subsidiaries has received any written notice alleging the past or present violation of any applicable federal, state and local laws and regulations related to the protection of human health or the environment ("Environmental Laws"), and (i) each of the Company and the Subsidiaries is in compliance in all material respects with all Environmental Laws; (ii) each of the Company and the Subsidiaries has obtained and complies in all material respects with all required governmental environmental permits with respect to the Business as currently conducted; (iii) no storage, treatment or disposal of hazardous waste, substance or material on the real estate owned, and to the knowledge of the Company, leased or managed by any of the Company and the Subsidiaries has been made except in compliance in all material respects with applicable Environmental Laws; and (iv) each of the Company and the Subsidiaries has lawfully disposed in all material respects of its hazardous waste products with respect to the operations of the Business.

          2.15  Title to Assets and Leases.  (a)  Except as set forth in Section
2.15 of the Disclosure Schedule relating to Whitecap and/or the CMI Assets, on October 31, 1997, either the Company or a Subsidiary had and, except with respect to assets disposed of in the ordinary course of business since October 31, 1997, now has, good and marketable title to all real property and all other properties and assets reflected on the Financial Statements or which would have been reflected thereon had they not been fully depreciated, free and clear of all Encumbrances except for (i) Encumbrances which secure indebtedness or obligations which are properly reflected on the Financial Statements; (ii) liens for Taxes accrued but not yet payable; (iii) liens arising as a matter of law in the ordinary course of business, provided that the obligations secured by such liens are not delinquent or are being contested in good faith; (iv) such imperfections of title and encumbrances, if any, as do not materially interfere with the present use of any of its properties and assets; and (v) leases, if any, to third parties which, if material, are set forth on Section 2.15 of the Disclosure Schedule. Either the Company or an Included Subsidiary owns, or has valid leasehold interests in, all material properties and assets used in the conduct of the Business.

          (b) Neither the Company nor any of the Included Subsidiaries has any legal obligation, absolute or contingent, to any other person to sell or otherwise dispose of any substantial part of its assets, or to sell or otherwise dispose of any of its assets except in the ordinary course of business and except as provided in Section 7.13 hereof.

          2.16 Numbers of Customers and Units. As of the date of this Agreement, the Company and the Included Subsidiaries provide cellular telephone services to not less than 64,800 revenue producing cellular telephone access numbers and paging services to not less than 15,100 revenue producing paging units.

          2.17 Intellectual Property. (a) Except as set forth in Section 2.17 of the Disclosure Schedule, segregated by ownership, license or use, the Company and the Included Subsidiaries do not own, license or use any patents, trademarks, tradenames or other intellectual property and have not filed any applications or registrations therefor.

          (b) Neither the Company nor any of the Subsidiaries is knowingly, in any material respect, or has received written notice alleging that the Company or any of the Subsidiaries is, infringing or violating any patents, trademarks, service marks, trade names, trade secrets, copyrights, royalty rights, design rights or other intellectual property rights, or applications or registrations therefor, foreign or domestic, of any person.

          2.18  Insurance.  (a)  Set forth in Section 2.18 of the Disclosure
Schedule is a list of all material policies and binders of insurance held by or on behalf of the Company and/or the Subsidiaries or relating to their respective businesses and properties (specifying the amount of the coverage, the type of the coverage and any pending claims thereunder). Each of these policies and binders is valid and enforceable in accordance with its terms and is outstanding and duly in force.

          (b) Neither the Company nor any of the Subsidiaries is in material default with respect to any provision contained in any such policy or binder, nor has there been any failure to give notice or to present any claim relating to the Company or any of the Subsidiaries under any such policy or binder in a timely fashion or in the manner or detail required by the policy or binder. There are no outstanding unpaid premiums (except premiums not yet due and payable), and no notice of cancellation or nonrenewal with respect to, or disallowance of any claim under, any such policy or binder has been received by the Company or any of the Subsidiaries.

          2.19 Affiliated Transactions. Set forth in Section 2.19 of the Disclosure Schedule is a list of all contracts, arrangements or obligations between the Company or any of the Subsidiaries, on the one hand, and Sellers or any of their affiliates, on the other hand, either (i) entered into since April 30, 1997 or (ii) in force and effective as of the date of this Agreement.

          2.20 No Brokers' or Other Fees. Except as set forth in Section 2.20 of the Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of any Seller, the Company or any affiliate thereof.

                                  ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF BUYER

          Buyer hereby represents and warrants to Sellers as follows:

          3.1 Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

          3.2 Authorization, Etc. Buyer has full corporate power and authority to execute and deliver this Agreement, the Indemnification Escrow Agreement and, if applicable, the Deposit Escrow Agreement and to carry out the transactions contemplated hereby and thereby. The Board of Directors of Buyer has duly ap-proved and authorized the execution and delivery of this Agreement, the Indemnification Escrow Agreement and, if applicable, the Deposit Escrow Agreement and the consummation of the transactions contemplated hereby and thereby, and no other corporate proceedings on the part of Buyer are necessary to approve and authorize the execution and delivery of this Agreement, the Indemnification Escrow Agreement and, if applicable, the Deposit Escrow Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby and thereby. This Agreement and the Indemnification Escrow Agreement constitute, and, if applicable, the Deposit Escrow Agreement will constitute, valid and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms, except that the enforcement hereof and thereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

          3.3 No Approvals or Conflicts. Except as set forth in Section 3.3 of the Disclosure Schedule, neither the execution and delivery by Buyer of this Agreement, the Indemnification Escrow Agreement and, if applicable, the Deposit Escrow Agreement nor the consummation by Buyer of the transactions contemplated hereby and thereby will (i) violate, conflict with or result in a breach of any provision of the organizational documents of Buyer, (ii) conflict with or result in a breach of any provision of, or constitute a default under, or result in the termination or cancellation of, or accelerate the performance required by, or result in the creation of any lien, security interest, charge or encumbrance upon any of Buyer's properties under, any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, lease, contract, agreement or other instrument or commitment or obligation to which Buyer or any of its properties may be bound or affected, (iii) violate any order, writ, injunction, decree, judgment, ruling, law, rule or regulation of any court or governmental authority, domestic or foreign, applicable to Buyer or any of its properties, or
(iv) except for applicable requirements of the HSR Act and approvals of the FCC and the PUC, require any consent, approval or authorization of, or notice to, or declaration, filing or registration with, any governmental or regulatory authority in connection with the execution, delivery and performance of this Agreement by Buyer, which, in the case of clauses (ii), (iii) and (iv) above, would, individually or in the aggregate, reasonably likely have a material adverse effect on the business, assets, liabilities, operations or financial condition of Buyer.

          3.4 Periodic Reports. Buyer has filed all periodic reports and other documents required to be filed by it under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), with the Securities and Exchange Commission (the "SEC") since December 31, 1996, pursuant to the federal securities laws and the SEC rules and regulations thereunder, all of which, as of their respective filing dates, complied in all material respects with all applicable requirements of the Exchange Act (as such documents have been amended since the time of their filing, collectively, the "Buyer SEC Reports"). None of the Buyer SEC Reports filed prior to the date hereof, including, without limitation, any financial statements or schedules included therein, as of their respective dates or, if amended, as of the date of the last such amendment, contained, and any Buyer SEC Reports filed subsequent to the date hereof will not contain, any untrue statement of a material fact or omitted, or will omit, any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, or will be made, not misleading.

          3.5 No Distribution. The Securities will not be taken by Buyer with a view to the public distribution thereof, and will not be transferred except in a transaction registered or exempt from registration under the Securities Act of 1933, as amended.

          3.6 Compliance with Law; Governmental Authorizations. Buyer is not in violation of any applicable law, statute, order, rule or regulation (including those relating to the protection of the environment) promulgated or judgment entered by any federal, state, local or United States court or governmental authority relating to or affecting the operation, conduct or ownership of any property or business of Buyer which, individually or in the aggregate, would reasonably be expected to have a material adverse effect on the business, operations, assets, liabilities or financial condition of Buyer or on the ability of Buyer to consummate the transactions contemplated hereby. The licenses, permits and other governmental authorizations held by Buyer are valid and sufficient for the conduct of the businesses of Buyer as currently conducted.

          3.7 Buyer's Registration Statement. The Registration Statement referred to in Section 7.10 hereof, when it becomes effective, will comply in all material respects with all applicable requirements of the Securities Act of 1933, as amended; such Registration Statement at such time will not contain any untrue statement of a material fact or omit any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they will be made, not misleading.

          3.8 No Brokers' or Other Fees. Except as set forth in Section 3.8 of the Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Buyer.


                                  ARTICLE IV

                     CONDITIONS TO EACH PARTY'S OBLIGATIONS

          The obligation of Sellers to sell the Securities and the obligation of Buyer to purchase the Securities are subject to the satisfaction or waiver by Sellers and Buyer, at or prior to the Closing, of each of the following conditions.

          4.1 Regulatory Consents. All waiting periods applicable under the HSR Act with respect to the transactions contemplated hereby shall have expired or been terminated and all applicable approvals of the FCC and the PUC shall have been received and all material approvals of any other governmental agency or authority shall have been received.

          4.2 Injunctions. On the Closing Date there shall be no injunction, writ, preliminary restraining order or other order in effect of any nature issued by a court or governmental agency of competent jurisdiction directing that the transactions provided for herein not be consummated as provided herein.

          4.3 Transfer of Whitecap and CMI Assets. The capital stock of Whitecap and the CMI Assets shall have been transferred in accordance with the provisions of Section 7.13 hereof.

          4.4 Indemnification Escrow Agreement. It shall be a condition to Buyer's obligations hereunder that each of Sellers, together with the escrow agent thereunder, shall have executed and delivered the Indemnification Escrow Agreement. It shall be a condition to Sellers' obligations hereunder that Buyer, together with the escrow agent thereunder, shall have executed and delivered the Indemnification Escrow Agreement.

                                   ARTICLE V

                       CONDITIONS TO SELLERS' OBLIGATIONS

          The obligations of Sellers under this Agreement are subject to the satisfaction, at or prior to the Closing, of each of the following conditions, unless waived in writing by Sellers.

          5.1 Representations and Warranties. The representations and warranties made by Buyer in this Agreement that are qualified by materiality shall be true and correct in all respects on the Closing Date as though such representations and warranties were made at such date, except to the extent such representations and warranties speak only as of an earlier date, in which case they shall be true in all respects as of such earlier date, and the representations and warranties made by Buyer in this Agreement that are not qualified by materiality shall be true and correct in all material respects on the Closing Date as though such representations and warranties were made at such date, except to the extent such representations and warranties speak only as of an earlier date, in which case they shall be true in all material respects as of such earlier date.

          5.2 Performance. Buyer shall have performed and complied in all material respects with all agreements, obligations and conditions required by this Agreement to be so performed or complied with by Buyer prior to the Closing.

          5.3 Officer's Certificate. Buyer shall have delivered to Sellers a certificate, dated the date of the Closing and executed by an appropriate officer of Buyer, certifying to the fulfillment of the conditions specified in Sections 5.1 and 5.2 hereof.

          5.4 Closing Deliveries. Sellers shall have received from Buyer those items set forth in Section 1.5(b) hereof.

          5.5 Opinion of Counsel. Sellers shall have received the opinion of counsel for Buyer in form and substance reasonably satisfactory to Sellers with respect to the matters contained in Sections 3.1 and 3.2 hereof.

          5.6 Deposit Escrow Amount. If applicable, the Deposit Escrow Amount shall have been released to Sellers in accordance with the terms of the Deposit Escrow Agreement.

          5.7 Consents. All consents referred to in Section 7.3(b) hereof shall have been obtained.

                                  ARTICLE VI

                       CONDITIONS TO BUYER'S OBLIGATIONS

          6.1 Representations and Warranties. The representations and warranties made by Sellers and the Company in this Agreement that are qualified by materiality shall be true and correct in all respects on the Closing Date as though such representations and warranties were made at such date, except to the extent such representations and warranties speak as of an earlier date, in which case they shall be true in all respects as of such earlier date, and the representations and warranties made by Sellers and the Company in this Agreement that are not qualified by materiality shall be true and correct in all material respects on the Closing Date as though such representations and warranties were made at such date, except to the extent such representations and warranties speak as of an earlier date, in which case they shall be true in all material respects as of such earlier date.

          6.2 Performance. Sellers and the Company shall have performed and complied in all material respects with all agreements, obligations and conditions required by this Agreement to be so performed or complied with by Sellers and the Company prior to the Closing.

          6.3 Officer's Certificate. Sellers and the Company shall have delivered to Buyer a certificate, dated the date of the Closing and executed by the Chief Executive Officer of the Company certifying to the fulfillment of the conditions specified in Sections 6.1 and 6.2 hereof.

          6.4 Closing Deliveries. Buyer shall have received from Sellers or the Company those items set forth in Section 1.5(a) hereof.

          6.5 Opinion of Counsel. Buyer shall have received the opinion of Cummings & Lockwood in form and substance reasonably satisfactory to Buyer with respect to the matters contained in Sections 2.1, 2.2, 2.3, 2.4, 2.6, 2.7, 2.8 and 2.13 hereof (provided that certain matters may be addressed by other counsel for Sellers reasonably satisfactory to Buyer).

          6.6 Consents. All consents referred to in Section 7.3(b) hereof shall have been obtained.

          6.7 Resignations. Buyer shall have received the resignations from such of the directors and officers of the Company and the Included Subsidiaries as Buyer shall specify in a notice given to Sellers not less than five business days prior to the Closing.

          6.8 Noncompetition Agreements. Buyer shall have received executed copies of noncompetition agreements in the form attached as Exhibit D hereto (the "Noncompetition Agreements") from each of the parties set forth in Section
6.8 of the Disclosure Schedule.

          6.9 Employment Agreements. Buyer shall have entered into employment agreements reasonably satisfactory to Buyer with the persons set forth in Section 6.9 of the Disclosure Schedule.

          6.10 Financing. Buyer shall have completed the financing referred to in Section 7.10 hereof.

                                  ARTICLE VII

                           COVENANTS AND AGREEMENTS

          7.1 Conduct of Business. Sellers and the Company covenant that, except for actions specifically contemplated hereby or as consented to in writing by Buyer, from and after the date of this Agreement and until the Closing Date they shall:

          (a) use all reasonable efforts consistent with good business judgment to: (i) preserve the present business organization of the Company and the Subsidiaries intact; (ii) consistent with prior practice, keep available the services of employees of the Company and the Subsidiaries; and (iii) operate the Company and the Subsidiaries in the ordinary course consistent with prior practice;

          (b) except as otherwise provided in Section 7.1 of the Disclosure Schedule and as provided in Section 7.13 hereof, not (i) issue or sell any shares of capital stock or other securities of the Company or any of the Subsidiaries or any options, warrants or commitments of any kind with respect thereto; (ii) directly or indi-rectly purchase, redeem or otherwise acquire or dispose of any shares of capital stock of the Company or any of the Subsidiaries; (iii) except for a payment of up to $500,000 pursuant to the terms of the Recapitalization Agreement by and among the Company, Triumph-Connecticut Limited Partnership, FSC Corp. and Mark Hatten, dated May 23, 1997 (the "Recapitalization Agreement"), declare, set aside or pay any dividend or other distribution or advance on its capital stock or make any other distribution to its stockholders; (iv) except in order to make a payment of up to $500,000 pursuant to the terms of the Recapitalization Agreement, and except in order to fund advertising and marketing expenses of the Company and/or the Included Subsidiaries in an aggregate amount not to exceed $345,000, and except for borrowings in the ordinary course of business under the existing credit facilities as of the date of this Agreement, borrow or agree to borrow any funds or incur, whether directly or by way of guarantee, any obligation for borrowed money; (v) subject any of the property or assets of the Company or any of the Subsidiaries (real, personal or mixed, tangible or intangible) to any Encumbrance or otherwise permit or allow the sale or other disposition of any material property or assets of the Company or any of the Subsidiaries (real, personal or mixed, tangible or intangible), other than the sale of products in the ordinary course of business consistent with past practice and other than Encumbrances under existing credit facilities as of the date of this Agreement with respect to newly acquired properties or assets permitted to be acquired pursuant to the terms of this Agreement; (vi) make any material change in its accounting policies from those applied in the preparation of the Financial Statements; (vii) make any capital expenditures not set forth in the budget set forth in Section 7.1 of the Disclosure Schedule, except for capital expenditures not in excess of $200,000 individually or $500,000 in the aggregate; (viii) modify or change in any material respect in a manner adverse to the Company, or enter into or terminate, any material contract or commitment;
(ix) acquire an equity interest in, or the assets of, any other corporation or entity; (x) waive any claims or rights relating to the Company's business, except with respect to customers and suppliers in the ordinary course of business and consistent with past practice and otherwise in an amount not to exceed $100,000 in the aggregate; (xi) permit the Company and the Included Subsidiaries to alter their billing and collection practices; (xii) permit the Company and the Included Subsidiaries to increase the aging of trade and other payables, except with respect to payables which the Company and the Included Subsidiaries can reasonably demonstrate to Buyer are being contested in good faith; (xiii) increase the compensation payable or to become payable to any of the officers or employees of the Company or any of the Subsidiaries or take any action with respect to the grant of any severance or termination pay, or stay bonus or other incentive arrangement (other than pursuant to benefit plans and policies in effect on the date of this Agreement), except any increases made in the ordinary course of business consistent with past practice;
(xiv) make or change any material Tax election, other than in the ordinary course of business consistent with past practice or pay any amounts under, or in respect of, any tax sharing agreement or arrangement; (xv) amend the charter or bylaws of the Company or any of the Subsidiaries; (xvi) enter into any agreements or arrangements with an affiliate; (xvii) take any action that would, or that could reasonably be expected to, result in any of the representations or warranties of Sellers or the Company set forth in this Agreement to become untrue; or (xviii) agree to do any of the foregoing (unless such agreement is explicitly contingent upon, and is reasonably not designed to result in, the failure to consummate the transactions contemplated by this Agreement); and

          (c) maintain the books and records of the Company and the Subsidiaries in accordance with prior practice.

          7.2 Access to Books and Records. The Company shall, and shall cause each of the Subsidiaries to, afford to Buyer, and to Buyer's accountants, counsel and other representatives, reasonable access and permit them to make such inspections as they may reasonably require during normal business hours, including all available environmental reviews or audits, during the period from the date of this Agreement through the Closing to their respective properties, books, contracts, commitments and records. The Company and the Subsidiaries shall furnish or cause to be furnished to Buyer such financial and operating data and other information with respect to the business and properties of the Company and the Subsidiaries, including access to the work papers of the Company's independent auditors, as Buyer may from time to time reasonably request, and Buyer and its representatives shall be entitled, in consultation with the Company, to such access to the representatives, officers and employees of the Company and the Subsidiaries as Buyer may reasonably request. Without limiting the generality of the foregoing, for the purpose of assisting Buyer in connection with the financing referred to in Section 7.10 hereof, the Company shall cause all necessary audited and unaudited financial statements of the Company and the Subsidiaries through October 31, 1997, and all necessary related consents of the Company's independent accountants, to be delivered to Buyer no later than January 21, 1998. Buyer will hold, and will cause its affiliates, associates and representatives to hold, any nonpublic information in accordance with the terms of the Confidentiality Agreement, dated as of December 1, 1997, between Buyer and the Company (the "Confidentiality Agreement").

          7.3 Approvals and Consents. (a) After the execution hereof, each of the Company and Sellers, on the one hand, and Buyer, on the other: (i) shall promptly prepare and make any required filings under the HSR Act and under the regulations of the FCC and the PUC, as required, and (ii) shall use all reasonable efforts to obtain and to cooperate in obtaining any consent, approval, authorization or order of, or in making any registration or filing with, any governmental agency or body required in connection with the execution, delivery or performance of this Agreement. The Company and Buyer will furnish to one another such necessary information and reasonable assistance as may be requested in connection with the preparation of necessary filings or submissions under the provisions of the HSR Act and under the regulations of the FCC and the PUC. Sellers and Buyer will supply to one another copies of all correspondence, filings or communications (or memoranda setting forth the substance thereof) between Buyer or Sellers or their respective representatives, on the one hand, and the Federal Trade Commission, the Antitrust Division of the U.S. Department of Justice, the FCC, the PUC or any other governmental agency or authority or their respective staffs, on the other hand, with respect to this Agreement or the transactions contemplated hereby, other than confidential or proprietary information therein.

          (b) Sellers and the Company shall use all reasonable efforts to obtain at the earliest practicable date and prior to the Closing all consents, waivers and/or approvals required in connection with the performance of this Agreement and the consummation of the transactions contemplated hereby pursuant to the terms of (i) all Material Contracts and (ii) any other contracts, leases, agreements and understandings to which any of the Company and the Subsidiaries is a party or by which any of their respective assets or operations may be bound, except in the case of this clause (ii) for any consents, waivers and/or approvals which the failure to obtain would not impair in any material respect the transactions contemplated hereby or the ability of the Company and the Subsidiaries to operate the Business following the Closing. The Sellers and the Company shall also proceed in good faith to obtain prior to the Closing all other consents that may be required in connection with the performance of this Agreement pursuant to the terms of other agreements or instruments of the Company and the Subsidiaries. Buyer shall use all reasonable efforts to obtain at the earliest practicable date and prior to the Closing all consents, waivers and/or approvals required in connection with the performance of this Agreement and the consummation of the transactions contemplated hereby pursuant to the terms of any contracts, leases, agreements and understandings to which Buyer is a party or by which any of its assets or operations may be bound, except for any consents, waivers and/or approvals which the failure to obtain would not impair in any material respect the transactions contemplated hereby.

          7.4 Further Assurances. After the Closing, each party hereto shall from time to time, at the request of the other party and without further cost or expense to such other party, execute and deliver or cause to be executed and delivered such other instruments of conveyance and transfer and such other certificates and other documents and take such other actions as such other party may reasonably request in order to more effectively consummate the transactions contemplated hereby.

          7.5 Confidentiality Agreement. The Confidentiality Agreement will survive and remain in full force and effect following the Closing or the termination of this Agreement. Buyer also agrees that for a period of 12 months following the termination of this Agreement it will not solicit for employment employees of the Company and/or the Subsidiaries.

          7.6 Tax Matters. (a) Sellers Indemnification. Subject to the third proviso of Section 9.1(a) hereof with respect to state sales and use taxes, Sellers shall be liable for, and shall indemnify and hold Buyer, the Company, the Included Subsidiaries and their affiliates harmless against, all Taxes (i) imposed on any person (other than the Company or the Included Subsidiaries) under Treas. Reg. (S) 1.1502-6 (or any similar provision under state, local or foreign law) (including as a transferee or successor, by conduct or otherwise); or (ii) of the Company or the Subsidiaries for any taxable year or taxable period ending on or before the Closing Date due or payable with respect to the income, operations, assets or business of the Company or the Subsidiaries on or before the Closing Date, but only to the extent that the aggregate amount of such Taxes exceeds the amount of Taxes that have been reserved for in the Financial Statements. In order to appropriately apportion any income taxes relating to any taxable year beginning before (and ending after) the Closing Date, the parties hereto shall apportion such income taxes to the taxable period ending on or before the Closing Date by a closing of the Company's and the Subsidiaries' books, except that exemptions, allowances or deductions that are calculated on a time basis, such as the deduction for depreciation, shall be apportioned on a time basis. In order to appropriately apportion any non-income taxes relating to any taxable year beginning before (and ending after) the Closing Date, the parties hereto shall apportion such non-income taxes to the taxable period ending on or before the Closing Date as follows: (x) ad valorem taxes (including, without limitation, real and personal property taxes) shall be accrued on a monthly basis over the period for which such taxes are levied, or if it cannot be determined over what period such taxes are being levied, over the fiscal period of the relevant taxing authority, in each case irrespective of the lien or assessment date of such taxes, (y) all Taxes relating to actions outside the ordinary course of business occurring on or prior to the Closing Date shall be apportioned to the period ending on or prior to Closing, including, without limitation and notwithstanding any provision herein to the contrary, all Taxes relating directly or indirectly to the transfer of the capital stock of Whitecap and the CMI Assets as contemplated by Section 7.13 herein, and (z) franchise and other privilege taxes not measured by income shall be accrued on a monthly basis over the period to which the privilege relates. Any tax allocation agreement or arrangement between the Company and Sellers or any of their affiliates in effect prior to the Closing (other than this Agreement) shall cease to exist as of the Closing Date.

          (b)  Company's Indemnification. Except as otherwise provided in
Section 7.6(a) hereof, the Company and Buyer shall be liable for, and shall indemnify and hold Sellers or any affiliate of Sellers harmless against, any and all Taxes imposed on the Company or the Included Subsidiaries relating to any taxable year ending after the Closing Date.

          (c) Refunds or Credits. The Company shall promptly pay to Sellers any refunds or credits of Taxes for which Sellers may be liable under Section 7.6(a) hereof. For purposes of this Section 7.6(c), the term "refund" shall include a reduction in Taxes and the use of an overpayment of Taxes as an audit or other tax offset and receipt of a refund shall occur upon the filing of a return or an adjustment thereto using such reduction, overpayment or offset, or upon the receipt of cash. Upon the reasonable request of Sellers, the Company shall prepare and file, or cause to be prepared and filed, all claims for refunds relating to such Taxes; provided, however, that the Company shall not be required to file such claims for refund to the extent such claims for refund would have a Material Adverse Effect on the Company and the Included Subsidiaries in future periods or to the extent the claims for refund relate to a carryback of an item. The Company shall be entitled to all other refunds and credits of Taxes.

          (d) Mutual Cooperation. As soon as practicable, but in any event within 15 days after either Sellers' or Buyer's request, as the case may be, Buyer shall deliver to Sellers or Sellers shall deliver to Buyer, as the case may be, such information and other data relating to the Tax Returns and Taxes of the Company and the Subsidiaries and shall provide such other assistance as may reasonably be requested, to cause the completion and filing of all Tax Returns or to respond to audits by any taxing authorities with respect to any Tax Returns or taxable periods or to otherwise enable Sellers, Buyer or the Company to satisfy their accounting or Tax requirements. For a period of five years from and after the Closing, Buyer and Sellers shall, and shall cause their affiliates to, maintain and make available to the other party, on such other party's reasonable request, copies of any and all information, books and records referred to in this Section 7.6(d). After such five-year period, Buyer or Sellers may dispose of such information, books and records, provided that prior to such disposition Buyer or Sellers shall give the other party the opportunity to take possession of such information, books and records. Sellers shall be responsible for preparing and filing the federal income tax return for the period ending on the Closing Date which return shall be timely filed and the Taxes with respect thereto timely paid.

          (e) Contests. Whenever any taxing authority asserts a claim, makes an assessment, or otherwise disputes the amount of Taxes for which Sellers or Whitecap are or may be liable under this Agreement, Buyer shall, if informed of such an assertion, promptly inform Sellers, and Sellers shall have the right to control any resulting proceedings and to determine whether and when to settle any such claim, assessment or dispute to the extent such proceedings or determinations affect the amount of Taxes for which Sellers are liable under this Agreement. Whenever any taxing authority asserts a claim, makes an assessment or otherwise disputes the amount of Taxes for which Buyer is liable under this Agreement, Sellers shall, if informed of such an assertion, promptly inform Buyer, and Buyer shall have the right to control any resulting proceedings and to determine whether and when to settle any such claim, assessment or dispute, except to the extent such proceedings affect the amount of Taxes for which Sellers are liable under this Agreement.

          (f) Resolution of Disagreements Between Sellers and Buyer. If Sellers and Buyer disagree as to the amount of Taxes for which Sellers or Buyer may be liable under this Agreement, Sellers and Buyer shall promptly consult each other in an effort to resolve such dispute. If any such point of disagreement cannot be resolved within 60 days of the date of consultation, Sellers and Buyer shall within 10 days after such 60-day period jointly select a nationally recognized independent public accounting firm which has not, except pursuant to this
Section 7.6(f), performed any services since January 1, 1992, for either Sellers or Buyer or their respective subsidiaries, to act as an arbitrator to resolve, within 60 days after their selection, all points of disagreement concerning tax matters with respect to this Agreement and presented to such accounting firm at the time of its selection. If the parties cannot agree on the selection of an accounting firm within such ten-day period, within two business days after such ten-day period the parties shall petition the Chief Judge of the United States District Court for the Northern District of Illinois to select such accounting firm. The cost of any such independent public accounting firm shall be paid equally by the parties.

          (g) Survival of Obligations. The obligations of the parties set forth in this Section 7.6 shall be unconditional and absolute, and shall remain in effect without limitation as to time or amount of recovery.

          7.7 Schedule of Employees. A schedule shall be delivered to Buyer by the Company prior to the Closing Date, setting forth the name and position of each person employed on a full-time or part-time basis by the Company and/or the Subsidiaries and the aggregate compensation (including salary, bonuses and commissions) paid to each such person for the period commencing January 1, 1997, and ending with the pay period not more than 30 days prior to the Closing Date, together with the date of most recent commencement of service of each such person and the accrued holiday, vacation, sick leave, long-service entitlement (if any) of each such person and permitted time off due as compensation for additional time worked by each person.

          7.8 Supplements to Disclosure Schedule. From time to time prior to the Closing, Sellers, the Company and Buyer will promptly supplement or amend the sections of the Disclosure Schedule relating to their respective representations and warranties in this Agreement with respect to any matter, condition or occurrence hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in their respective sections of the Disclosure Schedule. No such supplement or amendment by Sellers, the Company or Buyer shall have any effect for the purpose of (i) determining satisfaction by Sellers of the conditions set forth in Sections 5.1 and 5.2 hereof or (ii) determining satisfaction by Buyer of the conditions set forth in Sections 6.1 and 6.2 hereof.

          7.9 Covenant to Satisfy Conditions. Each party agrees to use all reasonable efforts to insure that the conditions set forth in Article IV,
Article V and Article VI hereof are satisfied, insofar as such matters are within the control of such party.

          7.10 Financing. Buyer has filed a registration statement on Form S-1 with the SEC with respect to an initial public offering of its common stock, copies of which have been provided to Sellers. As promptly as practicable, Buyer shall provide to Sellers copies of any amendments to such registration statement which are filed with the SEC. Buyer shall use all reasonable efforts to consummate as soon as practicable an initial public offering of its common stock at a price per share equal to or in excess of the price per share referred to in the letter of Buyer dated even date herewith which results in gross proceeds of at least $125,000,000.

          7.11 Affiliated Transactions. Except as provided herein or as set forth in Section 7.11 of the Disclosure Schedule, prior to or concurrently with the Closing, all contracts, arrangements or obligations between the Company or any of the Subsidiaries, on the one hand, and Sellers or any of their affiliates, on the other hand, shall be terminated without the payment of any monies required by the Company or the Subsidiaries.

          7.12 Financial Statements and Reports. (a) As promptly as practicable, the Company shall provide to Buyer true and complete copies of the Company's monthly unaudited balance sheets and statements of operations, stockholders' deficit and cash flows, together with the notes thereto, if any (the "Interim Financial Statements"). The Interim Financial Statements shall be prepared on a basis consistent with the Financial Statements referred to in
Section 2.5 hereof and shall fairly present in all material respects the financial position and results of operations of the Company in accordance with GAAP as of the dates and for the periods set forth in such interim financial statements. As promptly as practicable, the Company shall deliver to Buyer true and complete copies of such other regularly prepared financial statements, reports and analyses as may be prepared by the Company and delivered to the Company's existing lenders under its credit facilities.

          (b) Sellers shall use their best efforts to cause KPMG Peat Marwick, no later than January 15, 1998, to conduct a Statement on Auditing Standards No. 71 review and provide financial statement accounting comfort, in form and substance reasonably satisfactory to Buyer, in each case with respect to the consolidated financial statements of the Company for the twelve month period ended December 31, 1996 and for the nine month periods ended September 30, 1996 and September 30, 1997. Sellers also shall use their best efforts to cause the delivery, no later than January 21, 1998, of audited financial statements in form and substance reasonably satisfactory to Buyer for CTCSI and CMI for the year ending April 30, 1995. Sellers also shall use their best efforts to cause the independent accounting firms that conducted such audits to provide one or more consents as may be required in connection with the financing referred to in
Section 7.10 hereof. In the event that the obligations of the three immediately preceding sentences are satisfied but the Closing does not occur, Buyer shall be liable for the actual out-of-pocket costs to the Company in satisfying such obligations.

          7.13 Transfer of Whitecap and CMI Assets. Sellers shall, prior to Closing, (i) effectuate a spin-off of the capital stock Whitecap or otherwise cause the transfer of the capital stock of Whitecap from the Company and (ii) transfer from CMI all of the assets listed in Section 7.13 of the Disclosure Schedule (the "CMI Assets"), in each case in a manner reasonably satisfactory to Buyer. Sellers shall provide Buyer with any information Buyer may reasonably request with respect to the status of the transactions specified in clauses (i) and (ii) above and shall provide Buyer reasonable opportunity to review and comment upon draft documentation relating to such transactions. Sellers shall, prior to Closing, deliver to Buyer a fairness opinion in form and substance reasonably satisfactory to Buyer prepared by an appraiser agreed upon in writing by Sellers and Buyer which sets forth the fair market value of the capital stock of Whitecap and the CMI Assets.

          7.14 Disclosure. Sellers and the Company shall promptly notify Buyer of, and furnish Buyer with any information Buyer may reasonably request with respect to the occurrence, to the best knowledge of Sellers and the Company of, any event or condition or the existence of any fact that would cause any of the conditions to Buyer's obligations to consummate the transactions contemplated by this Agreement not to be fulfilled. Buyer shall promptly notify Sellers of, and furnish Sellers with any information Sellers may reasonably request with respect to the occurrence, to the best knowledge of Buyer, of any event or condition or the existence of any fact that would cause any of the conditions to Sellers' obligations to consummate the transactions contemplated by this Agreement not to be fulfilled.

          7.15 No Solicitation. (a) The Company shall not, directly or indirectly, through any officer, director, employee, investment banker, attorney, representative or agent of the Company or any of the Subsidiaries (in any case, a "Representative"), solicit, initiate or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, an offer or proposal for, or indication of interest in, a merger or other business combination involving the Company or the acquisition of any equity interest in, or a substantial portion of the assets of, the Company or any Included Subsidiary (an "Acquisition Proposal"); provided that, subject to the provisions set forth in Section 7.15(b) and (c) below, nothing contained in this Agreement shall prevent the Company from furnishing information or data to, or entering into discussions or negotiations with, any person in connection with an unsolicited Acquisition Proposal; provided, further, that in no event shall the Company, any Subsidiary or any of their respective Representatives provide to any other party the identity of Buyer or the terms of this Agreement.

          (b) The Company shall (i) promptly (and in no event later than 24 hours after receipt of any Acquisition Proposal) notify Buyer after receipt by it (or any of its Representatives) of any Acquisition Proposal or any inquiries indicating that any person is considering making or wishes to make an Acquisition Proposal, (ii) promptly notify Buyer after receipt of any request for information relating to it or any of the Subsidiaries or for access to its or any of the Subsidiaries' properties, books or records by any person, identifying the information requested by such person that may be considering making, or has made, an Acquisition Proposal and promptly provide Buyer with any information which is given to such person pursuant to this Section 7.15(b), and (iii) keep Buyer advised on a timely basis as of the status and principal financial terms of any such Acquisition Proposal, indication or request.

          (c) In the event that the Company receives a bona fide written Acquisition Proposal for all of the outstanding Securities or all or substantially all of the assets of the Company and the Included Subsidiaries which is (i) payable in cash and/or publicly traded securities in an aggregate amount greater than $68 million (which price includes satisfaction of all of the obligations of the Company for its outstanding indebtedness for borrowed money and for redemption of its preferred stock), exclusive of any consideration for Whitecap and the CMI Assets and (ii) received in a manner consistent with the provisions of Section 7.15(a) and (b) hereof (a "Competing Proposal"), then the Company shall give notice to Buyer of such Competing Proposal and shall deliver to Buyer a copy of such Competing Proposal, and Buyer shall have the option, within five days of the receipt of such notice, to deposit in an escrow account the Deposit Escrow Amount pursuant to the terms of the Deposit Escrow Agreement. In the event that Buyer exercises its option to deposit in escrow the Deposit Escrow Amount, Sellers shall immediately terminate all discussions with the person making the Competing Proposal and shall be prohibited from responding to any further inquiries from any party other than Buyer and its Representatives about any Acquisition Proposal. In the event that Buyer does not so exercise its option to deposit the Deposit Escrow Amount, this Agreement shall be terminable by delivery of written notice to Buyer by the Sellers within two business days after the five day period referred to above.

          7.16 Delivery of Disclosure Schedule. Sellers shall deliver to Buyer a copy of the Disclosure Schedule required to be prepared by Sellers hereunder on or prior to 5:00 p.m., New York time, on the sixth business day following the date of this Agreement. Buyer shall have five business days following its receipt of the Disclosure Schedule to review such Disclosure Schedule and to notify Sellers of its intention not to proceed with the transactions contemplated by this Agreement and to terminate this Agreement. In the event that Buyer does not so notify Sellers of its intention to terminate this Agreement within such five-day period, Buyer's right to terminate this Agreement pursuant to Section 8.1(f) shall expire.

                                 ARTICLE VIII

                                  TERMINATION

          8.1 Termination. This Agreement may be terminated and abandoned at any time prior to Closing:

          (a)  by the mutual consent of Sellers and Buyer;

          (b) by either Sellers or Buyer in the event the Closing has not occurred by March 1, 1998 (the "Cutoff Date"), unless the failure of such consummation shall be due to the failure of the party seeking to terminate this Agreement to comply in all material respects with the agreements and covenants contained herein to be performed by such party on or before the Cutoff Date;

          (c) by either Sellers or Buyer in the event any court of competent jurisdiction in the United States or other federal, state or local governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated hereby and such order, decree or ruling or other action shall have become final and nonappealable;

          (d)  by Sellers, pursuant to the terms of Section 7.15 hereof;

          (e) by Buyer in the event that the deliveries contemplated by Section 7.12(b) are not satisfied; or

          (f)  by Buyer, pursuant to the terms of Section 7.16 hereof.

          8.2 Effect of Termination. In the event of any termination of this Agreement, neither party to this Agreement will have any liability to the other, except for (i) any breach of any provisions of this Agreement and (ii) obligations arising out of Section 7.5 hereof.

                                  ARTICLE IX

                                INDEMNIFICATION

          9.1 Indemnification by Sellers. (a) Sellers jointly and severally (except with respect to each of SSDS and FSC Corp., which shall be several in proportion to its holding of Securities as set forth on Exhibit A hereto) (including their successors and assigns) agree to indemnify promptly Buyer, its successors and assigns, and any officer, director, employee or affiliate of Buyer (collectively, the "Buyer Parties") against and hold the Buyer Parties harmless from and in respect of any and all assessments, liens, losses, claims, damages (excluding consequential damages), fines, penalties, judgments, settlements, liabilities, costs, reasonable expenses (including, without limitation, reasonable expenses of investigation and defense fees and disbursements of counsel and other professionals) and any other obligations of any nature whatsoever which may be incurred by any of the Buyer Parties directly or indirectly by virtue of or resulting from the breach (collectively, the "Losses") of (i) any covenant or agreement made by the Company prior to Closing or Sellers in this Agreement or (ii) any of the representations and warranties made by the Company prior to Closing or Sellers in this Agreement, in each case without regard to any "materiality" or "Material Adverse Effect" or similar limitations, thresholds or exceptions contained in such representations and warranties and without regard to whether any such Loss is incurred prior to or after the Closing Date, provided, that Sellers shall not be required to indemnify any of the Buyer Parties for claims under this clause (ii) of Section 9.1(a) unless and until (but only to the extent that) the aggregate amount of Losses exceeds $500,000; provided, further, that Sellers shall not be required to indemnify any of the Buyer Parties for claims under this clause (ii) of
Section 9.1(a) to the extent that the aggregate amount of Losses exceeds $34 million; provided, further, that the provisions of this Article IX shall not apply to the covenants and agreements contained in Section 7.6 hereof, which shall be controlled by the terms therein (other than with respect to state sales and use taxes, which shall be controlled by the terms of this Section 9.1(a)); provided, further, that indemnification for breaches of the representations and warranties listed in clause (ii) of this Section 9.1(a) shall not be available except with respect to claims of breaches made thereunder by any Buyer Party prior to July 31, 1999 other than claims of breaches under Sections 2.10 or 2.11, which shall survive the applicable statute of limitations, and other than claims of breaches under Sections 2.2 or 2.3, which shall survive indefinitely; provided, further, that any claims for indemnification under clause (ii) of this
Section 9.1(a) shall be decreased or refunded to Sellers, pro rata in accordance with Exhibit A hereto, as the case may be, dollar for dollar to the extent of any actual insurance recoveries or actual recoveries from other unaffiliated third parties with respect to matters for which claims for indemnification were made under such clause.

          (b) Sellers and Whitecap jointly and severally (except with respect to each of SSDS and FSC Corp., which shall be several in proportion to its holding of Securities as set forth on Exhibit A hereto) (including their successors and assigns) agree to indemnify promptly the Buyer Parties against and hold the Buyer Parties harmless from and in respect of any and all Losses which may be incurred by any of the Buyer Parties directly or indirectly which relate to or arise out of the operations of Whitecap, the CMI Assets or Smartlink Development, L.P. or the transactions contemplated by Section 7.13 hereof (including, without limitation, any liability for Taxes), whether such Losses arise before or after the Closing Date and regardless of whether such Losses result from a breach of any representation or warranty or any covenant contained in this Agreement.

          (c) Sellers jointly and severally (except with respect to each of SSDS and FSC Corp., which shall be several in proportion to its holding of Securities as set forth on Exhibit A hereto) (including their successors and assigns) agree to indemnify promptly the Buyer Parties against and hold the Buyer Parties harmless from and in respect of any and all Losses (notwithstanding anything to the contrary contained in Section 9.1(a) hereof) which may be incurred by any of the Buyer Parties directly or indirectly by virtue of any discrepancy between the actual amount of the Closing Indebtedness and the amount of the Closing Indebtedness represented to Buyers pursuant to
Section 1.6(a)(v).

          9.2 Indemnification by Buyer. Buyer (including its successors and assigns) agrees to indemnify promptly Sellers, their successors and assigns, and any affiliate of any of Sellers (collectively the "Seller Parties") against and hold the Seller Parties harmless from and in respect of any and all Losses which may be incurred by any of the Seller Parties directly or indirectly by virtue of or resulting from the breach of (i) any covenant or agreement made by Buyer in this Agreement or (ii) any of the representations and warranties made by Buyer in this Agreement, in each case without regard to any "materiality" or "Material Adverse Effect" or similar limitations, thresholds or exceptions contained in such representations and warranties and without regard to whether any such Loss is incurred prior to or after the Closing Date, provided, that Buyer shall not be required to indemnify any of the Seller Parties for claims under this Section 9.2(ii) unless and until (but only to the extent that) the aggregate amount of Losses exceeds $500,000; provided, further, that Buyer shall not be required to indemnify any of the Seller Parties for claims under this Section 9.2(ii) to the extent that the aggregate amount exceeds $34 million; provided, further, that the provisions of this Article IX shall not apply to the covenants and agreements contained in Section 7.6 hereof, which shall be controlled by the terms therein; provided, further, that any claims for indemnification under clause (ii) of this Section 9.2 shall be decreased or refunded to Buyer, as the case may be, dollar for dollar to the extent of any actual insurance recoveries or actual recoveries from unaffiliated third partes with respect to matters for which claims for indemnification were made under such clause.

          9.3 Notification of Claims. (a) A party entitled to be indemnified pursuant to Section 9.1 or 9.2 hereof (the "Indemnified Party") shall notify the party liable for such indemnification (the "Indemnifying Party") in writing of any claim or demand which the Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement. Such notice must be given, in the case of a third-party claim, within twenty (20) days after actual receipt by the Indemnified Party of written notice of the third-party claim; provided, however, that the Indemnified Party shall in any event give written notice to the Indemnifying Party within such reasonable period of time as shall be necessary to allow the Indemnifying Party to respond to any judicial pleading or other document for which a timely response is required.

          (b) If the Indemnified Party shall notify the Indemnifying Party of any claim or demand pursuant to Section 9.3(a) hereof, and if such claim or demand relates to a claim or demand asserted by a third party against the Indemnified Party which the Indemnifying Party acknowledges is a claim or demand for which it must indemnify or hold harmless the Indemnified Party under Section
9.1 or 9.2 hereof, the Indemnifying Party shall have the right to employ counsel reasonably acceptable to the Indemnified Party and to control the defense of any such claim or demand asserted against the Indemnified Party. The Indemnified Party shall have the right to cooperate in the defense of any such claim or demand at its own expense. The Indemnifying Party shall notify the Indemnified Party in writing, within 30 days after the date of the notice of claim given by the Indemnified Party to the Indemnifying Party under Section 9.3(a) hereof, of its election to defend in good faith any such third-party claim or demand. So long as the Indemnifying Party is defending in good faith any such claim or demand asserted by a third party against the Indemnified Party, the Indemnified Party shall not settle or compromise such claim or demand. The Indemnified Party shall make available to the Indemnifying Party or its agents all records and other materials in the Indemnified Party's possession, and employees and accountants of the Indemnified Party, reasonably required by the Indemnifying Party for its use in contesting any third-party claim or demand. If the Indemnifying Party does not assume the defense of a third-party claim or demand, the Indemnified Party shall defend such claim or demand and the Indemnifying Party shall have the right to participate in such defense. The Indemnified Party shall, in such defense, have the right, in its sole discretion, to settle or compromise such claim or demand, provided that such settlement or compromise is solely for the payment of money and includes a full release of the Indemnified Party for the subject matter of such claim or demand; otherwise the Indemnified Party shall not settle or compromise such claim or demand, except with the written consent of the Indemnifying Party, which shall not be unreasonably withheld or delayed.

          (c) Except for specific performance, injunctive relief and/or recoveries for claims of fraud, indemnification pursuant to this Article IX shall be the sole remedy available to the parties hereto for the indemnifiable subject matter.


                                   ARTICLE X

                                 MISCELLANEOUS

          10.1 Termination of Representations and Warranties, Etc. Except as set forth in this Agreement and the Disclosure Schedule, no representations or warranties are being made by any of the parties hereto. Except as set forth in
Section 9.1 hereof, the respective representations and warranties of the Company, Sellers and Buyer contained herein or in any certificates or other documents delivered prior to or at the Closing shall expire with and be terminated and extinguished as of the Closing, and thereafter neither Sellers nor Buyer nor any officer, director or principal thereof shall be under any liability whatsoever with respect to any such representation or warranty.

          10.2 Fees and Expenses. Each of the parties shall bear its own expenses in connection with the negotiation and consummation of the transactions contemplated by this Agreement. If any of the parties has retained a broker or finder in connection with the transactions contemplated herein, such party shall bear the fees and expenses of such broker or finder; provided, that Sellers shall be solely responsible for the fees and expenses of any broker or finder employed by or on behalf of Sellers, the Company or any of the Subsidiaries.

          10.3 Governing Law. This Agreement shall be construed under and governed by the laws of the State of Delaware without regard to the conflicts-of-laws provisions thereof.

          10.4 Amendment. This Agreement may not be amended, modified or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

          10.5 No Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either party hereto without the prior written consent of the other party; provided, that Buyer may assign its rights and obligations hereunder (except pursuant to Section 7.10 hereof) to an affiliate of Buyer without the consent of any other party; provided, that no such assignment shall relieve Buyer of its obligations to the Company and Sellers hereunder.

          10.6 Waiver. Any of the terms or conditions of this Agreement which may be lawfully waived may be waived in writing at any time by the party which is entitled to the benefits thereof. Any waiver of any of the provisions of this Agreement by any party hereto shall be binding only if set forth in an instrument in writing signed on behalf of such party. No failure to enforce any provision of this Agreement shall be deemed to or shall constitute a waiver of such provision, and no waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

          10.7 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given by hand, overnight delivery service, delivery, telex, telecopier or mail (registered or certified by mail, postage prepaid, return receipt requested) to the respective parties as follows:

          If to Buyer:

          USN Communications, Inc.
          10 S. Riverside Plaza
          Suite 401
          Chicago, IL  60606
          Attention: Mr. J. Thomas Elliott
          (312) 474-0814 (telecopier)
          (312) 906-3640 (telephone)
          with copies to:

          USN Communications, Inc.
          10 S. Riverside Plaza
          Suite 401
          Chicago, IL  60606
          Attention:  Thomas A. Monson, Esq.
          (312) 474-0814 (telecopier)
          (312) 906-3592 (telephone)

          and

          Gary P. Cullen, Esq.
          Skadden, Arps, Slate, Meagher
            & Flom (Illinois)
          333 West Wacker Drive
          Chicago, Illinois 60606
          (312) 407-0411 (telecopier)
          (312) 407-0680 (telephone)

          If to Sellers:

          Mark Hatten
          10 Pheasant Hill Road
          Farmington, Connecticut 06032
          (860) 677-5539 (telecopier)
          (860) 676-2064 (telephone)

          with a copy, post-closing, to:

          Lawrence Mitchell, Esq.
          5 Brookside Drive
          Wallingford, Connecticut 06492
          and with an additional copy, pre-closing, to:

          Joseph Mazzarella
          Hatten Communications Holding Company, Inc.
          1271 South Broad Street
          Wallingford, Connecticut 06492
          (203) 269-5475 (telecopier)
          (203) 284-4762 (telephone)

          and

          Triumph-Connecticut Limited Partnership
          60 State Street, 21/st/ Floor
          Boston, MA 02109
          Attention:  Richard Williams
          (617) 557-6020 (telecopier)
          (617) 557-6025 (telephone)

          FSC Corp.
          100 Federal Street
          Boston, MA 02110
          Attention:  Mary Reilly
          (617) 434-1153 (telecopier)
          (617) 434-7890 (telephone)

or to such other address as any party hereto may, from time to time, designate in a written notice given in like manner.

          Notices shall be deemed given, in the case of hand delivery, upon receipt, in the case of overnight delivery service, on the second business day after delivery to a recognized overnight delivery service, in the case of telex and telecopy, upon telephonic confirmation of transmission and, in the case of mail, upon the fifth business day after deposit with the U.S. mail.

          10.8 Complete Agreement. This Agreement, the Disclosure Schedule, the Deposit Escrow Agreement, the Indemnification Escrow Agreement, the Confidentiality Agreement and the other documents and writings referred to herein or delivered pursuant hereto contain the entire understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, warran-ties, covenants or undertakings other than those expressly set forth in such documents with respect to the subject matter of this Agreement. Except for the Confidentiality Agreement, which shall remain in full force and effect, this Agreement supersedes all prior agreements and understandings, both written and oral, between the parties with respect to this subject matter. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

          10.9 Counterparts. This Agreement may be executed in one or more counterparts all of which shall be considered one and the same agreement and each of which shall be deemed an original.

          10.10 Publicity. No publication and/or press release of any nature shall be issued pertaining to this Agreement or the transactions contemplated hereby without the prior consent of the parties hereto (which shall not be unreasonably withheld) or except as may be required by the federal securities laws.

          10.11 Headings. The headings contained in this Agreement are for reference only and shall not affect in any way the meaning or interpretation of this Agreement.

          10.12 Severability. Any provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality, or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

          10.13 Time of the Essence. The parties agree that the Cutoff Date and the other dates contained herein pursuant to which actions are to be completed are significant to the transactions contemplated hereby and that time is of the essence in satisfying the conditions and/or obligations subject to such dates.

          IN WITNESS WHEREOF, the Company, Sellers and Buyer have executed this Agreement or caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.


                           /s/ Mark Hatten
                           ----------------------------------------
                           Mark Hatten


                           TRIUMPH-CONNECTICUT
                           LIMITED PARTNERSHIP


                           By  /s/ Richard J. Williams
                              -------------------------------------
                              Title: General Partner of its General
                                     Partner


                           SOLOMON SCHECHTER DAY SCHOOL
                           OF GREATER HARTFORD, INC.


                           By  /s/ Bruce H. Stanger
                              -------------------------------------
                              Title: President


                           FSC CORP.


                           By  /s/ Mary J. Reilly
                              -------------------------------------
                              Title: Vice President


                           HATTEN COMMUNICATIONS
                           HOLDING COMPANY, INC.


                           By  /s/ Mark Hatten
                              -------------------------------------
                              Title: President

                           USN COMMUNICATIONS, INC.


                           By  /s/ J. Thomas Elliott
                              ---------------------------------------
                           Title: Chairman of the Board, President and
                                  Chief Executive Officer



                           For purposes of Section 9.1(b) only:


                           WHITECAP TECHNOLOGIES, INC.



                           By  /s/ Colin McWay
                              ---------------------------------------
                              Title: President